Exhibit 99.2

Pro Forma Financial Information.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2010 and year ended December 31, 2009 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010 are based on the historical financial statements of Caliper and CRi, after giving effect to (i) the acquisition of CRi under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (the “Combination”) and (ii) adjustments which give effect to certain product and service lines previously operated by Caliper which were divested and are no longer part of Caliper’s ongoing operations (the “Divestitures”, as more fully described in Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements).

The Unaudited Pro Forma Condensed Combined Statements of Operations are presented as if the Combination had taken place on January 1, 2009. It is expected that following the acquisition Caliper will incur additional costs in connection with integrating the operations of the two companies. Such integration-related costs are not included in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented to give effect to the acquisition as if it occurred on September 30, 2010, combines the balance sheet for Caliper as of September 30, 2010 with the balance sheet of CRi as of September 30, 2010 and reflects the preliminary allocation of the purchase price to the CRi assets acquired and liabilities assumed.

The Unaudited Pro Forma Condensed Combined Financial Statements are based on the estimates and assumptions that we believe are reasonable under the circumstances and are set forth in the notes to such statements. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared for illustrative purposes only and are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future.

The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to Caliper’s consolidated financial statements will depend on a number of factors, including additional information available and Caliper’s net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations.  As of the date of this filing, Caliper has not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. Caliper has allocated the total estimated purchase price, calculated as described in Note 1 under ‘‘Notes to Unaudited Pro Forma Condensed Combined Financial Statements,’’ to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect Caliper’s consideration of a final valuation prepared by independent appraisers. Caliper has engaged these independent appraisers to assist in determining the fair values of tangible and intangible assets acquired, including developed technologies, in process research and development, customer lists and trademarks.  This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of Caliper included in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2010, and the historical financial statements of CRi included in this Form 8-K/A.

CALIPER LIFE SCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2010

(In thousands)

	Historical Caliper	Historical CRi	Pro forma Adjustments		Pro forma Combined

Assets
Current assets:
Cash and cash equivalents	$28,797	$767	$(7,909)	(a)	$21,655
Marketable securities	10,007	—			10,007
Accounts receivable, net	22,513	1,379			23,892
Inventories	11,789	2,190	550		14,529
Prepaid expenses and other current assets	2,756	247			3,003
Total current assets	75,862	4,583	(7,359)		73,086
Property and equipment, net	9,208	472			9,680
Intangible assets, net	21,574	—	7,400	(d)	28,974
Goodwill	18,356	—	9,469	(e)	27,825
Other assets	357	351	(198)	(g)	510
Total assets	$125,357	$5,406	$9,312		$140,075

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,152	$553	$		$6,705
Accrued compensation	7,239	570			7,809
Other accrued liabilities	8,465	555	407	(f)	9,427
Deferred revenue and customer deposits	12,303	223	(118)	(l)	12,408
Current portion of accrued restructuring	1,630	—			1,630
Current portion of debt obligations	—	2,177	(1,732)	(c)	445
Total current liabilities	35,789	4,078	(1,443)		38,424
Noncurrent accrued restructuring	2,000	—			2,000
Noncurrent debt obligations	—	4,958	(3,707)	(c)	1,251
Other noncurrent liabilities	5,861	499			6,360
Deferred tax liability	1,128	—			1,128
Stockholders’ equity:
Common stock and additional paid-in capital	385,156	14,949	(4,616)	(b), (h)	395,489
Accumulated deficit and other comprehensive income	(304,577)	(19,078)	19,078	(h)	(304,577)

Total stockholders’ equity	80,579	(4,129)	14,462		90,912

Total liabilities and stockholders’ equity	$125,357	$5,406	$9,312		$140,075

See accompanying notes to unaudited pro forma condensed combined financial statements.

CALIPER LIFE SCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF

OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2010

(In thousands, except per share data)

	Historical Caliper	Historical CRi	Pro forma Adjustments		Caliper Divestitures (see Note 4)	Pro forma Combined

Revenue	$87,447	$8,854	$		$(3,611)	$92,690

Cost and expenses:
Cost of revenue	41,757	2,971			(1,063)	43,665
Research and development	13,061	2,485			—	15,546
Selling, general and administrative	32,650	6,598			(280)	38,968
Amortization of intangible assets	3,648	—	994	(i)	—	4,642
Restructuring charges, net	1,375	—			—	1,375
Total cost and expenses	92,491	12,054	994		(1,343)	104,196

Operating income (loss)	(5,044)	(3,200)	(994)		(2,268)	(11,506)
Interest income (expense), net	(277)	(553)	480	(j)	—	(350)
Gain on divestitures	11,387	—			(11,387)	—
Other income (expense), net	(69)	—			—	(69)

Income (loss) before income taxes	5,997	(3,753)	(514)		(13,655)	(11,925)
Provision for income taxes	(288)	—			250	(38)

Net income (loss)	$5,709	$(3,753)	$(514)		$(13,405)	$(11,963)

Net income (loss) per common share, basic	$0.11					$(0.23)
Net income (loss) per common share, diluted	$0.11					$(0.23)

Shares used in computing net income (loss) per common share, basic	49,945		1,648	(k)		51,593
Shares used in computing net income (loss) per common share, diluted	51,888					51,593

See accompanying notes to unaudited pro forma condensed combined financial statements.

CALIPER LIFE SCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF

OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(In thousands, except per share data)

	Historical Caliper	Historical CRi	Pro forma Adjustments		Caliper Divestitures (see Note 4)	Pro forma Combined

Revenue	$130,412	$15,277	$		$(20,180)	$125,509

Cost and expenses:
Cost of revenue	72,521	5,072			(12,495)	65,098
Research and development	17,881	3,740			(121)	21,500
Selling, general and administrative	44,886	5,809			(2,146)	48,549
Amortization of intangible assets	6,589	—	1,325	(i)	—	7,914
Restructuring charges, net	739	—			—	739
Total cost and expenses	142,616	14,621	1,325		(14,762)	143,800

Operating income (loss)	(12,204)	656	(1,325)		(5,418)	(18,291)
Interest income (expense), net	(681)	(652)	640	(j)	69	(624)
Gain on divestitures	4,942	—			(4,942)	—
Other income (expense), net	(63)	—			88	25

Income (loss) before income taxes	(8,006)	4	(685)		(10,203)	(18,890)
Provision for income taxes	(219)	—			—	(219)

Net income (loss)	$(8,225)	$4	$(685)		$(10,203)	$(19,109)

Net loss per common share, basic and diluted	$(0.17)					$(0.38)

Shares used in computing net loss per common share, basic and diluted	48,896		1,648	(k)		50,544

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Preliminary Purchase Price Allocation

The estimated purchase price of $20.0 million consists of approximately $7.9 million in cash, issuance of approximately 1,648,000 shares of Caliper’s common stock valued at $10.3 million and the assumption of approximately $1.8 million in debt.  Approximately $1.0 million in value will be held in escrow for a period of twelve months, primarily in the form of Caliper common stock.

The preliminary allocation of the purchase price will be finalized following completion of appraisals to determine the fair value of intangible assets, in-process research and development and liabilities. Based on an analysis of fair market value, the excess of the purchase price over the fair value of net tangible assets on CRi’s balance sheet will then be allocated to identifiable intangible assets and the remaining balance to goodwill. Caliper is currently gathering the data necessary for determining the fair market value of intangible assets, in-process research and development and liabilities.

The preliminary total estimated amount of goodwill and identifiable intangible assets is approximately $16.9 million with an average useful life for identifiable intangible assets of approximately seven years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets, and the related average useful life, could vary from these assumptions.

The pro forma components and allocation of the estimated purchase price, based on their presumed fair values at the date of acquisition, are as follows (in thousands):

Summary of purchase price:
Cash paid for CRi common stock and option settlement	$1,630
Cash paid to settle indebtedness obligations	6,279
Caliper common stock issued	10,333
Debt assumed	1,758

Total purchase price	$20,000

Allocation of purchase price (preliminary):
Cash and cash equivalents	$367
Other current assets	4,197
Other assets	572
Liabilities assumed	(2,020)
Intangible assets	7,400
Goodwill	9,484

Total purchase price	$20,000

Assumptions:

(1)

The pro forma presentation reflects the issuance of approximately 1,648,000 shares of Caliper’s common stock based upon the volume weighted average price of Caliper’s common stock during the period from December 10, 2010 to December 16, 2010, of $6.27, in accordance with the terms described in the Merger Agreement.

(2)

Assets acquired and liabilities assumed are based on fair values and assumptions as of the date of acquisition. For purposes of this pro forma presentation, recorded book values are assumed to approximate fair values. Actual fair values to be assigned to assets and liabilities may differ as of the date of closing of the transaction, and recorded assets and liabilities may differ from their recorded values.

(3)

As part of the preliminary purchase price allocation, CRi’s identifiable intangible assets include developed technology, customer relationships, trademarks and trade names, and in-process research and development.  CRi’s developed technology relates to advanced biomedical optical imaging solutions which use multispectral imaging and automated image analysis to detect and quantitate multiple proteins in intact tissue sections. CRi’s customer relationship assets relate to the relationships that CRi’s sales force developed with existing customers. The trademarks and trade names relate to the key product names.  In-process research and development relates to projects for future technologies yet to be commercialized.

Caliper is using the excess earnings method to value the acquired intangible assets related to customer relationships.  This method is an income approach that identifies the future cash flows specifically related to the individual assets.  The developed technologies and tradenames will be valued via a relief from royalty method.  This method identifies similar licensing transactions for trademarks and patents and then applies those rates to the acquired assets.

In estimating the useful life of the acquired intangible assets, Caliper considered paragraph 11 of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 350, Goodwill and Other Intangible Assets, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. Caliper expects to amortize these intangible assets over their estimated useful lives using a method that is based on the estimated time-weighted average of future undiscounted, debt-free net cash flows as Caliper believes this will approximate the pattern in which the economic benefits of the assets will be utilized.

(4)

In accordance with the provisions of ASC 350, the estimated excess of purchase consideration over net identifiable assets acquired (the “Goodwill”) is not amortized in the accompanying unaudited pro forma condensed combined financial statements.

2. Historical CRi

CRi historical results were derived from CRi’s financial results, based upon a fiscal year end of March 31, adjusted to conform with Caliper’s fiscal year end of December 31.  For example, the historical statement of operations of CRi for the twelve months ended December 31, 2009 are based on combining the first nine months of CRi’s fiscal year 2010 results with their fourth quarter of fiscal year 2009 results.  CRi’s historic results are not necessarily indicative of future performance.

Included in the CRi results for the nine months ended September 30, 2010 within selling, general and administrative costs, is a charge of approximately $1.9 million related to the settlement of an existing claim related to patent infringement.  Although this charge is non-recurring, it has not been adjusted within the pro forma combined results (if this charge were included as a pro forma adjustment, the CRi net loss on a pro forma basis in 2010 would be $1.8 million).  The notes payable that was issued in connection with the settlement was assumed by Caliper and will be paid out over a five year period.

3. Pro Forma Adjustments

Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed combined financial statements are as follows:

a)	To reflect cash payments, net of cash acquired, used to fund the purchase consideration as discussed in Note 1 above.

b)	To reflect the issuance of common stock as part of the purchase consideration as discussed in Note 1 above.

c)	To reflect the payoff of CRi obligations at close using cash proceeds in (a) above.

d)	To reflect the estimated fair value of intangible assets as a result of this acquisition as discussed in Note 1 above.

e)	To reflect the goodwill originating in the acquisition as discussed in Note 1 above.

f)	To reflect the estimated CRi direct transaction costs to be incurred and paid at close.

g)	To reflect the elimination of CRi’s deferred financing costs not assumed within the acquisition.

h)	To eliminate CRi’s stockholders’ equity.

i)

To reflect the amortization of acquired identifiable intangible assets that would have been recorded had the acquisition been completed on January 1 of each period.  The amortization is being recognized based upon the anticipated pattern of economic benefit which results in higher amortization within the first year of the acquisition.  As a result of the independent appraiser’s assessment, amortization may change from the initial estimates.

j)	To reflect the elimination of interest costs related to debt extinguished in connection with the acquisition.

k)

Shares used in computing basic and diluted net loss per share reflects the issuance of approximately 1,648,000 shares of common stock by Caliper, as described in Note 1 above, at January 1, 2009 and January 1, 2010 as if the transaction had closed on those dates for purpose of the pro forma statement of operations.

l)

To reflect estimated fair value adjustments to the carrying value of CRi’s deferred revenue in accordance with the provisions of ASC 805, Business Combinations.  As of September 30, 2010, CRi has recorded deferred revenue primarily related to service maintenance contracts.  Deferred revenue is recognized when the payments from the customer are received prior to the conclusion of the performance obligations related to the payment, and is recognized upon completion of those performance criteria.  ASC 805 requires the acquiring entity in a business combination to record deferred revenue only if deferred revenue represents a legal obligation, assumed by the acquiring company, and that the amount assigned to that liability should be based on its fair value at the date of acquisition.  This adjustment reflects Caliper’s preliminary assessment of the adjustment needed to record deferred revenue at fair value.

4.  Caliper Divestitures

The pro forma combined statement of operations excludes the effect of certain previously divested product and service lines of Caliper, as well as the gains realized from these transactions.  The divestitures included the previously disclosed transactions by Caliper which are summarized below:

TurboVap and RapidTrace Product Lines Divestiture

In May 2010, Caliper completed the sale of its solvent evaporation and solid phase extraction product lines, consisting of the TurboVap and RapidTrace product lines, to Biotage LLC (“Biotage”) for approximately $16.5 million in cash. The sale resulted in a $11.4 million gain before estimated income taxes of approximately $0.3 million.

Xenogen Biosciences Divestiture

In December 2009, Caliper entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Taconic Farms, Inc. (“Taconic”). The Stock Purchase Agreement provided for the sale of Caliper’s preclinical mouse services business, Xenogen Biosciences Corporation (“XenBio”), to Taconic for a purchase price of approximately $10.8 million, which included $9.7 million in cash together with $1.1 million which was placed into an escrow account until April 30, 2011. The escrow secures Caliper’s indemnification obligations to Taconic, if any, under the Stock Purchase Agreement. The sale of XenBio resulted in a $4.2 million gain based upon the net proceeds received, excluding the amount held in escrow, in excess of total divested net assets.

AutoTrace Product Line Divestiture

In November 2008, Caliper entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Dionex Corporation (“Dionex”). The Asset Purchase Agreement provided for the sale of Caliper’s AutoTrace product line to Dionex for a purchase price of approximately $5.0 million. The sale of the AutoTrace product line resulted in a $0.7 million gain in 2008 based upon the net proceeds received in excess of total divested net assets.